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                            CORILLIAN CORPORATION

                            1997 STOCK OPTION PLAN
                   (AS AMENDED AND RESTATED APRIL 15, 1999)


       1.     ESTABLISHMENT, PURPOSE AND DEFINITIONS.

       (a) The Corillian Corporation 1997 Stock Option Plan (the "Plan") is hereby adopted as of October 1, 1997, subject to shareholder approval.

       (b) The purpose of the Plan is to give employees, directors, officers, consultants and advisors of Corillian Corporation (the "Company") and its affiliates an opportunity to purchase shares of the Common Stock of the Company (the "Stock"). It is intended that some of the options granted to employees of the Company will qualify as "incentive stock options" under
Section 422 of the Internal Revenue Code as it is now in effect or as it may hereafter be amended (the "Code"). The Plan is adopted in the belief that providing employees, directors, officers, consultants and advisors of the Company with a stake in the Company's successful operation will act as an incentive to them to expand and improve the profit position of the Company and will materially aid the Company in obtaining and retaining such persons.

       (c) The term "affiliates" means parent or subsidiary corporations as defined in Code Section 425, including parents or subsidiaries which become such after adoption of the Plan.

       2.     SHARES SUBJECT TO THE PLAN.

       (a) Options may be granted under the Plan to purchase an aggregate of not more than six million three hundred sixty-five thousand six hundred ninety-two (6,365,692) shares of Stock. Shares subject to the unexercised portion of an option which expires, is surrendered or for any other reason ceases to be exercisable may again be made subject to option under the Plan.

       (b) If there is any change in the Stock through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend or other change in the corporate structure of the Company, appropriate adjustments shall be made by the Board of Directors in the aggregate number of shares subject to the Plan and the number of shares and the price per share subject to outstanding options, to preserve, but not to increase, the benefits of the optionees. If the Company is not the surviving corporation in any merger, consolidation or reorganization, every option outstanding under the Plan shall terminate as of the effective date of such merger, consolidation or

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reorganization, unless the surviving corporation (subject to applicable provisions of the Code) issues a new option therefor or assumes (with appropriate changes) the existing option.

       3.     ELIGIBILITY.

       (a) The Board of Directors shall designate those employees, directors, officers, consultants and advisors of the Company who shall be eligible to have granted to them the options provided for by the Plan. The Board of Directors shall also determine, at the time of grant, which options granted to employees of the Company shall be treated as incentive stock options.

       (b) The aggregate fair market value (determined at the times the options are granted) of the shares of Stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all incentive stock option plans of the Company and its affiliates) shall not exceed One Hundred Thousand Dollars ($100,000).

       4.     ADMINISTRATION OF THE PLAN.

       The Plan shall be administered by the Board of Directors. The Board shall have full power to grant options, construe and interpret the Plan, prescribe, amend and rescind rules and regulations relating to the Plan and make all other determinations necessary or advisable for administration of the Plan. The Board shall exercise its powers with respect to incentive stock options only in a manner consistent with the meaning of Code Section 422.
All decisions, determinations and interpretations of the Board shall be binding on all optionees.

       5.     TERMS AND CONDITIONS OF OPTIONS.

       (a) Each option granted pursuant to the Plan shall be evidenced by a written agreement (the "Option Agreement") executed by the Company and the optionee, which shall contain terms and conditions consistent with the terms of the Plan as determined by the Board of Directors.

       (b) An option shall be exercisable, during the lifetime of the optionee, only by the optionee and only during the option period set forth in the Option Agreement. The option period for an incentive stock option shall not extend for more than ten (10) years from the date such option is granted; if, however, the optionee currently holds more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, such option period shall not extend for more than five (5) years from the date such incentive stock option is granted.

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       (c)    The exercise price of an option shall be not less than the fair market value of the Stock covered by such option on the date such option is granted. However, if the optionee currently holds more than ten percent
(10%) of the total combined voting power of all classes of stock of the Company, the purchase price of an incentive stock option shall be not less than one hundred ten percent (110%) of the fair market value of the Stock covered by such incentive stock option on the date such option is granted.

       (d) Options are not transferrable otherwise than by will or the laws of descent and distribution, as set forth in the Option Agreement.

       6.     USE OF PROCEEDS.

       Proceeds realized from the sale of Stock upon exercise of options granted under the Plan shall constitute general funds of the Company.

       7.     SUSPENSION, TERMINATION OR AMENDMENT OF THE PLAN.

       The Board of Directors may suspend, terminate or amend the Plan. No action of the Board to amend the Plan in any of the following respects shall be effective without prior shareholder approval:

              (a) to increase the maximum number of shares subject to the Plan (except as provided in Subsection 2(b)); or

              (b) to make any change in the Plan the effect of which would be to disqualify incentive stock options granted under the Plan from favorable tax treatment as "incentive stock options" under the Code.

       The Plan shall terminate automatically on September 29, 2007, unless terminated prior to such date. No option may be granted during any suspension or after the termination of the Plan, and no such amendment, suspension or termination of the Plan shall, without the optionee's consent, alter or impair any rights or obligations under any option previously granted under the Plan.
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